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                       U.S. SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549

                                     FORM 12b-25

                             NOTIFICATION OF LATE FILING

                                     (Check One):

            [ ]  Form 10-KSB   [ ]  Form 20-F   [ ]  Form 11-K   [X]  Form
                               10-QSB   [ ]  Form N-SAR
                          For Period Ended:  March 31, 1995

          _________________________________________________________________

                    Nothing in  this form shall be  construed to imply
               that   the  Commission  has  verified  any  information
               contained herein.
          _________________________________________________________________

               If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not Applicable
          _________________________________________________________________

          Part I Registration Information
          _________________________________________________________________

               Full Name of Registrant:      Polyphase Corporation

               Former Name if Applicable:    Not Applicable

               Address of Principal Executive Office (Street and Number)

                    16885 Dallas Parkway, Suite 400, Dallas, Texas 75248
                         (City, State and Zip Code)
          _________________________________________________________________





















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          Part II Rules 12b-25 (b) and (c)
          _________________________________________________________________

          If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          [x] (b) The subject quarterly report on Form 10-QSB will be filed on or before the fifth calendar day following the prescribed due date; and
          [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
          _________________________________________________________________


          Part III Narrative
          _________________________________________________________________

          State below in reasonable detail the reasons why Form 10-QSB could not be filed within the prescribed period.

                    Due to  the recent  consummation of  a significant
               acquisition, Polyphase Corporation (the "Company") is unable, without unreasonable effort or expense, to complete, within the prescribed time period for filing the subject report, the disclosures required to be included in the subject report.
          _________________________________________________________________


          Part IV Other Information
          _________________________________________________________________

               (1)  Name and telephone number of person to contact in
                      regard to this notification

                    Paul A. Tanner      (214)          732-0010
                    (Name)              (Area Code)    (Telephone Number)

               (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or
                   section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                      [X]  Yes    [ ]  No






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               (3)  Is  it  anticipated  that  any  significant  change  in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                     [ ]  Yes    [X]  No

               If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.






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                                Polyphase Corporation
                     (Name of Registrant as specified in charter)

          has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

          Date:  May 12, 1995                By:  /s/ Paul A. Tanner
                                             Paul A. Tanner, President

          INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be field with the form.

          _________________________________________________________________
                                      ATTENTION

               Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).




































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